EXHIBIT A

Transactions in the Issuer Since Amendment No. 1

The following table sets forth all transactions in the Shares effected since Amendment No. 1 by the Reporting Person. All such transactions relate to the exercise of options and the price per share is net of commissions.

Trade Date	Shared Purchased (Sold)	Price Per Share ($)
11/22/2013*	1,984,700	24.00
12/20/2013	150,000	30.08
12/20/2013	50,000	30.29
12/26/2013	7,839	30.29
12/26/2013	(144,548)	30.39
12/30/2013	60,709	30.60
12/31/2013	100,000	30.64
1/2/2014	19,815	30.14
1/2/2014	9,030**	30.17
1/2/2014	(9,030)**	30.15
1/2/2014	50,000	30.18
1/3/2014	100,000	30.13
1/6/2014	449,094	30.01
1/8/2014	550,000	29.71
1/8/2014	100,000	29.83
1/9/2014	24,237	29.66
1/9/2014	697,767	29.71
1/9/2014	5,100	29.75
1/9/2014	22,896	29.76
1/13/2014	601,000	29.59
1/13/2014	424,324	29.46
1/13/2014	100,000	29.62
1/13/2014	46,500	29.55
1/13/2014	14,308	29.48
1/13/2014	13,868	29.49

*Shares purchased upon exercise of options.

** Transaction was effected for the purpose of rebalancing the holdings of funds and accounts managed by the Reporting Person.